Exhibit 12B
                                                                     Page 1 of 2

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED

                                                        Six Months Ended

                                                  ---------------------------
                                                    June 30,        June 30,
                                                      2000            1999
                                                  -----------      ----------


OPERATING REVENUES                                 $400,870         $427,167
                                                    -------          -------

OPERATING EXPENSES                                  326,338          306,292
  Interest portion of rentals (A)                       513            2,446
                                                    -------          -------
      Net expense                                   325,825          303,846
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 296              500
  Other income, net                                  11,020            3,036
                                                    -------          -------
      Total other income and deductions              11,316            3,536
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $ 86,361         $126,857
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 23,340         $ 24,116
  Other interest (B)                                  4,761            6,045
  Interest portion of rentals (A)                       513            2,446
                                                    -------          -------
      Total fixed charges                          $ 28,614         $ 32,607
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     3.02             3.89
                                                       ====             ====

Preferred stock dividend requirement               $    -           $     66
Ratio of income before provision for
  income taxes to net income (C)                      164.2%           181.3%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                     -                120
Fixed charges, as above                              28,614           32,607
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 28,614         $ 32,727
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        3.02             3.88
                                                       ====             ====

                                                                     Exhibit 12B
                                                                     Page 2 of 2

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED

NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for trust preferred securities of $3,675 and $694 for the six month periods ended June 30, 2000 and 1999, respectively, and amount for company-obligated mandatorily redeemable preferred securities of $4,500 for the six month period ended June 30, 1999.

(C) Represents income before provision for income taxes of $57,747 and $94,250 for the six month periods ended June 30, 2000 and 1999, respectively, divided by net income of $35,160 and $51,974, respectively, for the same periods.